Exhibit 99.1

First Oak Brook Bancshares, Inc.

2003 Summary Annual Report

20 years of growth.

	Stock Price	Earnings per share (Diluted)	Earnings	Equity	Assets
2003	$30.01	$1.87	$18.4 MIL	$120.9 MIL	$1,847.8 MIL
1983	$1.57	$0.20	$1.5 MIL	$11.8 MIL	$204.3 MIL

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc., established in 1983 and public since 1985, is a bank holding company with $1,847.8 million in total assets. First Oak Brook Bancshares, Inc. is the eleventh largest independent, publicly-held bank holding company headquartered in Illinois.

Our subsidiary, Oak Brook Bank, serves the Chicago area from 17 offices located primarily in the western suburbs.

Our common stock trades on the NASDAQ Stock Market® under the ticker symbol FOBB.

Our 331 full time and 31 part time employees are committed to working to deliver value to our customers and to create value for our shareholders.

Forward-Looking Statements

This summary annual report contains certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and this statement is included for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company’s future plans, strategies and expectations, can generally be identified by use of the words, “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ materially from the results projected in forward-looking statements due to various factors. These risks and uncertainties include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing a deterioration of general economic conditions in the Company’s market areas; legislative or regulatory changes; adverse developments in our loan or investment portfolios; the assessment of the provision and allowance for loan losses; developments pertaining to the apparent loan fraud and condominium project discussed herein, including the strength of the Chicago luxury condominium for sale market; significant increases in competition or changes in depositor preferences or loan demand; difficulties in identifying attractive branch sites or other expansion opportunities, or unanticipated delays in construction buildout; difficulties in attracting and retaining qualified personnel; and possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. We undertake no obligation to update publicly any of these statements in light of future events except as may be required in subsequent periodic reports filed with the Securities and Exchange Commission.

First Oak Brook Bancshares, Inc.

Financial Highlights

At and for the year ended December 31,	2003		2002
	(Dollars in thousands except share data)
Net Income
Net income	$18,435		$10,501

Common Stock Data*
Basic earnings per share	$1.92		$1.10
Diluted earnings per share	1.87		1.08
Book value per share	12.12		11.44
Market price at year-end	30.01		20.95
Cash dividends paid	.449		.35

Balance Sheet Highlights
Total assets	$1,847,815		$1,597,496
Loans, net of unearned discount	915,678		912,081
Demand deposits	250,101		247,806
Total deposits	1,458,502		1,264,731
Shareholders’ equity	120,892		111,942

Financial Ratios
Return on average assets	1.11%		.71%
Return on average equity	15.79%		10.03%

Asset Quality Ratios
Nonperforming loans to total loans outstanding	.06%		.16%
Nonperforming assets to total assets	.91		.60
Nonperforming assets to total capital	13.88		8.58
Allowance for loan losses to total loans outstanding	.91		.81
Net charge-offs to average loans	.07		1.54
Allowance for loan losses to nonperforming loans	15.44	x	5.09	x

* Common Stock data has been restated to give effect to the three-for-two stock split effective in August 2003.

First Oak Brook Bancshares, Inc.

20 years of growth

Selected Financial Data*

	2003	1998	1993	1988	1983
Stock Price	$30.01	$12.33	$4.78	$2.68	$1.57
Earnings per Share	1.87	0.93	0.54	0.34	0.20
Earnings	18,435	9,441	5,533	3,453	1,507
Equity	120,892	77,061	44,118	27,326	11,769
Assets	1,847,815	1,009,275	613,574	325,182	204,271

* Dollars in thousands except share data

Compound Annual Growth Rates

	5 years	10 years	15 years	20 years
Stock Price	19.47%	20.17%	17.47%	15.90%
Earnings	14.32%	12.79%	11.81%	13.34%
Earnings per Share	14.99%	13.23%	12.04%	11.83%
Equity	9.42%	10.61%	10.42%	12.35%
Assets	12.86%	11.66%	12.28%	11.64%

First Oak Brook Bancshares, Inc.

Letter to our Fellow Shareholders

We are gratified to report that 2003 was an outstanding year for your Company, and thus a fitting way to mark the twentieth anniversary of the formation of First Oak Brook Bancshares, Inc. In achieving our record results, we accomplished a twofold goal: we overcame the financial setbacks experienced in 2002, and we resoundingly validated the vision and strategies we set for ourselves in 1983 when we merged three small banks to create what has become a thriving, well-positioned and widely-admired Company.

This past year was marked by record levels of earnings, assets and number of customers served, by the introduction of new products and services, by new skills and competencies among our people, and of course, by new locations to serve our expanding marketplace. We have thrived both by innovating and by focusing on the things we do best.

2003: A year in which our people —
and our results — rose to the occasion.

In 2003, earnings of First Oak Brook Bancshares, Inc. rose by 76%. Net income reached a record high of $18.435 million, compared to $10.501 million in 2002.

Our return on average shareholders’ equity (ROE) rose to 15.79% as compared to 10.03% in 2002, and our return on average assets (ROA) climbed to 1.11% from ..71% in 2002.

With record 2003 profits came record earnings per share. On a diluted basis, earning per share rose to $1.87 compared to $1.08 in 2002 — a 73% jump.

Our assets also reached new highs, ending 2003 at $1.85 billion, a 16% increase over 2002. Shareholders’ equity climbed to $120.9 million at year-end, an 8% increase over 2002.

As a result of our strong financial performance, our Board felt comfortable increasing cash dividends twice during 2003 and, then, in January 2004, increasing our dividend again. This marks the thirteenth consecutive year of dividend increases. On an annualized basis, our dividend currently stands at $.64, compared to $.38 at the beginning of 2003—a 68% improvement. We hasten to add that our new annualized dividend rate of $.64, expressed as a percentage of analysts’ consensus earnings estimates for our Company for 2004, works out to a dividend payout ratio of 32%—very much in line with our peers. We still expect to be able to retain sufficient earnings to support our future growth. In addition to the hike in our cash dividends, we also distributed a 3-for-2 stock split in August 2003.

Clearly, the market viewed our financial performance and future prospects favorably. Our stock price closed 2003 at $30.01—up 43% for the year and easily surpassing the S&P and NASDAQ Bank Stock Indexes. This steep increase in our share price came on top of a 30% increase in 2002 and a 37% increase in 2001.

FOBB Price Increases Compared to Bank Indexes

	2003	2002	2001
FOBB	43.3%	30.1%	37.0%
S&P Bank Index	22.8%	(3.9)%	(2.4)%
Nasdaq Bank Index	29.9%	4.5%	10.1%

20 years of growth

We believe that these recent results tell a story. And the story becomes even more compelling when put in the perspective of the past 20 years. As the cover of this 2003 Annual Report and the facing page highlight, our assets and equity are up over 8x and 9x, respectively. Our earnings and our earnings per share are up over 11x and 8x, respectively. And most important for our loyal shareholders, our stock price is up over 18x. In fact, First Oak Brook Bancshares’ total return to shareholders over the last twenty years has been 17.57%.

Taken together, our recent and long-term performance attest to the fundamental strength of our banking franchise, of our core business strategies, and, above all, of our people. In our dynamic and competitive marketplace, we have proven to all our customers—retail, commercial,

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc.

governmental and institutional—across all lines of business that we are a bank genuinely committed to their well-being. All banks say this, of course, but we typically deliver on it. And in those few instances when we don’t, we admit our mistakes and deficiencies and work hard to fix them. More than ever, our customers recognize Oak Brook Bank as an innovative, reliable partner that continually seeks new and better ways to deliver valuable financial products and services which will have a positive impact on their lives and businesses.

Consistent business strategy

Twenty years ago, we were just another neighborhood bank with three offices. We had limited resources, reach, and products. But we did have a vision. Our strategy has always been:

•	To focus on building a leading commercial bank in Chicago’s western suburbs;

•	To offer the sophisticated products and delivery systems of a large Loop bank and the personal service of a community bank;

•	To be willing to customize our services to suit the specific needs of our customers; and

•	To maintain a conservative credit culture and an emphasis on strong credit quality.

We have remained true to this vision, and our consistency has been a great source of our strength.

A dramatic expansion of our retail presence

From three local banks twenty years ago, we’ve grown to an expanding seventeen office network.

Having correctly anticipated explosive growth, we have sited fifteen of our offices in the fast-growing western suburbs. In 2003, we added three new branches within the west suburban footprint—a Company record for retail expansion within a single year.

In January 2003, our Countryside office opened and was immediately a huge success. It currently accounts for $44.4 million in deposits.

In May, we opened our Graue Mill branch to serve both the very desirable south Oak Brook and Hinsdale markets, which we’ve long had an eye on. Graue Mill, too, has proven a considerable success: total deposits now stand at $25.9 million.

Our new office in St. Charles deserves special mention, because it is more than just another office. Opened in October 2003, St. Charles is more like a full-service, autonomous bank than a “plug and play” branch within our existing system. We took this tack for several reasons. First, the St. Charles office serves an entire region, not just another suburb: the thriving Fox Valley, which includes the communities of St. Charles, Geneva and Batavia, with a growing population of approximately 75,000. Second, we staffed the St. Charles office with seasoned senior management who are known and live in the Fox Valley. Third, this office is also the farthest removed from Oak Brook, making it sensible to grant greater decision-making authority to the senior management of the branch. As a result, we have armed ourselves with a compelling marketing strategy in a region overrun by branches of out-of-area banks mired in red-tape and void of ties to that community. In short, our approach in St. Charles offers the best of both worlds: local management, quick decision-making and strong community involvement, together with the strong financial position, management expertise and back office efficiencies of Oak Brook Bank. Though opened less than six months ago, we are pleased with the progress of our St. Charles office. Deposits now stand at $39.4 million and are growing.

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc.

Investing well in people, systems and products

A few factors explain the success of our expanding retail branch network. First, location in economically vibrant areas helps enormously. The Chicago MSA generally has a good demographic profile—a population of about 8.5 million with an average household income of over $77,000. The demographics within 3 miles of our offices are better yet—a population of about 1.6 million with an average household income of almost $107,000.

Second, we offer a robust mix of retail services. Some of our newest products are worthy of special mention. In 2003, we continued to market the Advance Interest CD, the main feature of which is that it pays interest in advance, instead of monthly, quarterly or annually in arrears. By year-end 2003, we had built this retail deposit category to $179.7 million and 3,813 accounts, up for the year 19% in balances and 10% in numbers of accounts.

In February 2003, we rolled out Privilege Checking, an interest-bearing checking account and bundle of related services targeted to retail customers who maintain deposit and loan relationships with the Bank of $25,000 or more. By the end of 2003, we had attracted 696 accounts with total balances of $62.6 million—an average balance per account of nearly $90,000.

Starting in December 2003, we began offering two types of fixed annuity products to retail customers seeking tax protection, diversification, or longer-term investment alternatives. This initiative was especially daunting, in that, to do so, we trained 21 bankers to obtain their Illinois Life Insurance Producers licenses. In the short time the program has been in place, we’ve produced nearly $1 million in sales.

Third, having correctly understood from our inception twenty years ago that an indispensable key to growth is customer satisfaction and loyalty, we have become one of the most customer-focused, service oriented financial institutions in the Chicago area. On the retail side, we’ve identified five key customer expectations: (1) a friendly, sincere, helpful staff; (2) decisions based on the value of the customer’s relationships; (3) keeping customers well-informed; (4) providing professional, trustworthy advice; and (5) offering competitive products and prices. In 2003, we introduced the Registered Paraplanner Professional Education Program to help our retail bankers be more valuable advisors to our customers. Developed by the College of Financial Planning for front-line employees in the financial services industry, over the course of a year our retail bankers gain practical knowledge of personal financial statements; retirement, estate and tax planning; insurance products; investment principles and instruments; and the creation of personal financial plans. So far, five of our bankers have completed the program and, after passing a proctored final exam, have been awarded the Registered Planner (RP) designation. We expect to have almost a dozen more bankers become RPs in the near future.

Fourth, our people, no matter how qualified, are only as good as the tools we provide them. While we have state-of-the-art systems in most areas (on-line banking and check imaging, to name two), we identified our retail account opening system as outdated. So, in 2003, we acquired the NSS Perspective Sales Platform. NSS allows our retail bankers to work with more speed and accuracy through the account opening process; it permits information to be entered only once, no matter how many accounts a customer opens; it produces all documents at one time and place; and it is linked directly to credit reporting agencies and check suppliers so our bankers don’t need to leave their desks or their customer to complete the opening process. From a sales standpoint, NSS automatically stores pertinent demographic information for future retrieval and provides a customer pro-

First Oak Brook Bancshares, Inc.

What our Retail customers expect of us:

1.	A friendly, sincere, helpful staff

2.	Decisions based on the value of the customer’s relationship with us

3.	To be kept well informed

4.	Professional, trustworthy advice

5.	Competitive products and prices

What our Commercial customers expect of us:

1.	A strong relationship headed by a pro-active account officer

2.	Personal attention from professionals leading to customized solutions

3.	Quick, understandable answers and dependable, consistent follow-up

4.	Competitive and understandable prices

First Oak Brook Bancshares, Inc.

file helping our bankers to ask pertinent questions about likely customer needs. Bankers also get sales assistance screens describing products, comparing rates, and suggesting cross-sell opportunities. Currently, thirteen branches are using the new system, and all seventeen are expected to be live within a month.

Taking advantage of our fine demographics, we have invested well in enhancing the expertise of our people, providing them with superior systems, and broadening our product offerings. We are now in a much better position to probe customer needs, offer astute financial advice and deliver appropriate solutions. Of course, while these initiatives have added to our potential to improve customer satisfaction and accelerate retail growth, happily our customers already appreciate what we do. In a 2003 customer service survey conducted by Prime Performance Group, an independent research firm, we were heartened to learn Oak Brook Bank outperformed our peers in fifteen of twenty customer service categories. We will not rest until it’s twenty out of twenty.

Consumer lending

Consumer lending principally includes indirect lending on vehicles, residential mortgage origination and mortgage portfolio lending, and home equity lending. In 2003, we consolidated all consumer lending into one area, headed by one Executive Vice President. Previously residential mortgage reported elsewhere; with this restructuring the related activities of residential mortgage and home equity lending are managed in tandem. Also, the consolidation permitted us to deepen our consumer loan management team.

During 2003, our indirect auto and truck portfolio grew $20.3 million, or 10%, ending the year at $226.9 million, up from $206.6 million the year before. And our Harley-Davidson motorcycle portfolio grew $6.4 million, or 22%, ending 2003 at $36 million, compared to $29.6 million a year earlier. In car and truck loans, we were eighth among banks in the Chicago area in new vehicle originations by number, and we believe our dollar volume would have ranked higher since we deal primarily in medium to higher-end foreign car financing and in new cars where the dollars per loan are greater.

Despite our being one of the leaders in this market, we maintained high credit quality. In 2003, we incurred only 11 basis points in net charge-offs, improving from an already low 16 basis points in 2002. And we ended 2003 with a very low delinquency rate of just 17 basis points. We attribute these excellent results to our consistently high credit standards. Every loan is approved based on an experienced officer’s individual judgment after looking at multiple factors, such as loan-to-value, debt-to-income, and credit score. In fact, our consumers’ credit scores in 2003 averaged 739—a very high rating.

Our focus on the import and luxury vehicle segments offers many advantages: strong applicant demographics; consistent, predictable volumes, competing with few manufacturers’ subsidized programs; higher loan balances, easing our administrative burdens with fewer loans to manage; and plentiful cross-selling opportunities for merchant credit card services, treasury management and deposit services, business and mortgage loans, and owners’ wealth management needs. Likewise, the Harley niche provides strong applicant demographics, a strong affinity to the product and higher yields than standard new car lending.

As brisk as the indirect business was in 2003, our residential mortgage lending was even more vibrant, primarily due to refinancings in the record low interest rate environment. There are two parts to our residential mortgage lending activities: First, we originate mortgages for sale into the secondary market. In 2003, we sold $82.1 million, compared to $80.3 million in 2002, a slight rise.

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc.

In doing so, we grossed (after originators’ commissions) $1.004 million, up from $814,000 in 2002.

Second, we originated loans to hold in our portfolio. We kept $62.0 million in 2003, compared to $51.7 million in 2002. Yet, if you look at our mortgage portfolio at the end of 2003, you’ll find it was essentially flat at $101.1 million versus $100.8 million the year before. Many portfolio mortgage customers paid off their Oak Brook Bank mortgages and refinanced elsewhere. And as we replaced one mortgage with another, we did so at lower rates.

We anticipate that mortgage refinancing will probably continue to slow down. Most everyone who wanted a low rate mortgage now has one, so even if rates remain low, we expect refinancings to be moderate compared to the last several years. For this reason, we have reduced support staff and eliminated most originator commissions on true “house” business. In addition, we are investigating building origination capacity derived from home sales, a less saturated, though still cyclical market. Suffice it to say, while we made some “hay while the sun shone,” as a minor participant in this multi-trillion dollar industry, we have far less to lose than many other financial institutions.

The same forces that drove the residential mortgage business to new heights in 2003 worked against the growth of our home equity portfolio. Mortgage customers, as they refinanced their homes, often took out larger loans sufficient to replace their first mortgage and to retire their home equity line. Nevertheless, through an active marketing program, in 2003 we were able to increase outstandings on home equity lines by $16.4 million, or 13%, to $139.9 million from $123.5 million in 2002. In 2004, we continue to promote our low rate home equity lines on regional radio and in print and, without as strong a headwind from mortgage refinancings, we have every reason to expect this loan category to grow.

Merchant credit card business

Our merchant credit card business was flat in 2003 compared to 2002. Gross revenues rose to $4.85 million from $4.81 million the year before, but after the interchange expense due credit card companies and card issuing banks, net revenues were off slightly—$1.05 million in 2003 versus $1.1 million in 2002.

The number of our merchant outlets remained the same with 429 outlets at the end of both 2003 and 2002. Our gross revenues were benefited by an increase in sales volume, which was offset by price concessions granted to meet competitive pressures, especially from “low-ball” offers from competing banks. In 2004, we’ve been talking to prospects who are merchant customers of our competitors and are now complaining of price increases imposed on them. Perhaps shortly the market will return to more rational pricing. We remain committed on a long-term basis to this business, particularly because it’s such a good fit with our indirect dealer, retail and small business markets. We believe our local, 24/7, high touch service, which has earned us a loyal following, will continue to be a winning sales strategy.

Investment Management & Trust
and Investment Sales Center

Our Investment Management and Trust business continued its impressive run in 2003. It’s remarkable how far we’ve come. Just a dozen years ago, we operated a traditional community bank trust department staffed by generalists, where we’d try to accommodate anything requested by a customer. We had just $25 million in discretionary assets under management, $57 million in total assets under administration, and revenues of only $324,000. More recently, as a consequence of our disciplined strategic planning process, we recog-

First Oak Brook Bancshares, Inc.

Investment Management and Trust growth — 1992 to 2003

Dollars in thousands

	Assets under	Discretionary Assets	Annual
Dec. 31,	Management	under Management	Revenues
2003	$786,454	$635,234	$2,140
2002	687,640	485,125	1,701
2001	567,124	379,184	1,429
2000	403,884	271,193	1,144
1999	340,945	245,252	1,128
1998	306,509	194,884	1,048
1997	225,451	134,039	1,025
1996	173,238	91,026	653
1995	115,284	67,455	592
1994	98,622	47,873	444
1993	72,105	35,501	366
1992	57,291	25,272	324

First Oak Brook Bancshares, Inc.

nized the potential of focusing primarily on investment management.

From that humble start, we’ve built, entirely organically, an outstanding asset management business with significant momentum. In the last five years alone, we’ve doubled revenues to $2.14 million from $1.05 million and increased discretionary assets to $635 million from $195 million. We’ve become one of the leaders in managing Illinois police and fire retirement plans with 53 funds and $374 million in discretionary assets under management at the end of 2003.

Organizationally, we now operate in five clearly identified divisions: new business, administration, operations, portfolio management and investment research, each headed by a talented expert. Indeed, the average experience of our professionals is nineteen years. Not surprisingly, our investment results have beaten the comparable benchmarks the last four years, giving us a track record which we’re proud to stack up against any competitor.

We continue to upgrade and expand our investment capabilities. While for many years we’ve utilized the SunGard investment accounting and record-keeping system, in February 2004, we converted our securities’ custodial and safekeeping agent to SunGard/Bank of New York. We believe this is a superior platform for our purposes — in cost, service, and systems integration.

By the end of April 2004, we expect to convert our investment performance measurement system to GreenHill. GreenHill provides significantly enhanced and presentation-ready performance reports and is committed to remaining compliant with evolving Association of Investment Management and Research (AIMR®) performance standards. (Adherence to AIMR standards allows apple to apple comparisons between one asset manager and another.)

In May 2003, we added a critical component to the investment choices for our customers and prospects: we opened an Investment Sales Center. Catering to middle market companies, high net worth individuals, units of local government and institutions, our investment sales arm provides our customers with direct access to fixed-income markets, including U.S. Treasuries & U.S. Government agencies; corporate bonds, notes and commercial paper; and municipal securities. To start this operation from scratch, we brought in an experienced “big bank” professional with twenty years successful experience in the business. In addition to his skill and network, it’s turned out we enjoy other competitive advantages. Primary dealers maintain huge inventories of securities which they prefer selling first. In contrast, we access multiple dealers’ inventories. With the convenience of one-stop shopping, our customers get the securities that best fit their objectives and frequently get better pricing and execution.

One of the most valuable new assets for our Investment Management & Trust Department and for our Investment Sales Center is upgraded, expanded and technologically advanced new space. Having moved to the third floor of our Oak Brook headquarters in November 2003, we now have a modern trading room and better conference rooms for client meetings.

It has taken us a number of years to build our team and the necessary infrastructure. We believe we now have the right platform in place and momentum in our favor to achieve efficient and profitable future growth.

First Oak Brook Bancshares, Inc.

Commercial & Industrial and
Commercial Real Estate Lending

As we fully described in our 2002 Annual Report, at the beginning of 2003 we separated the management of commercial loan business development and underwriting functions from the credit approval and credit administration processes. Our dual goals were to energize sales and to strengthen credit, building platforms for future growth. We would like to report on our initial results.

With respect to sales, we announced three initiatives: First, we have established clearer goals, expectations and proper incentives for our lenders. We believe our lenders now have a better grasp of what is expected of them and how they will be rewarded when they succeed. Second, we treat sales as an everyday activity and offer sales training on a weekly basis. We’re now providing the ongoing support our lenders require to develop the patience and persistence needed to overcome objections and win business. Third, we began recruiting senior lenders, both to attract new business and to serve as mentors for our less experienced lenders and analysts. We’ve added six senior lenders, and our recruiting continues.

By the end of 2003, our strategy bore fruit. In our 2002 Annual Report, we expressed our worries about commercial loan growth stalling in a challenging economic climate. We turned out to be on target. Commercial and industrial (C&I) and commercial real estate (CRE) loans, which ended 2002 at $441.9 million, bottomed out at $382.2 million in August 2003. The biggest factors in this loan decline were payoffs of commercial mortgages from refinancings elsewhere at lower rates (although substantial prepayment penalties augmented our income) and payoffs of construction loans when homes were sold or when permanent financing replaced our interim loans. From that low, our new sales paradigm, coupled with an improving economy, gained traction. By year-end 2003, C&I and CRE loans outstanding had climbed to $404.3 million, and as of this writing C&I and CRE outstandings have rebounded to $442.1 million. We are pleased with the initial signs of success from our business development efforts.

With respect to the credit process, we’re also extremely gratified by the progress we’ve made. Always careful underwriters, our lenders, especially our growing cadre of junior lenders, are ever vigilant to verify data they’ve collected and clarify risks they’ve identified. By convening monthly, our Directors’ Loan Committee has provided not only an extra set of eyes on and insights into our larger credits on closer to a “real time” basis, but also has freed up more time at our regular quarterly directors’ meetings for strategic discussions and corporate governance issues.

Our credit personnel now report only to our Chief Credit and Risk Officer, not to line lending managers, and have clear roles. Our closers are focused on obtaining proper documentation and coordinating timely and accurate closings, consistent with loan approvals. Our construction loan administrators see to it that any required inspections have been completed, disbursements are balanced against the progress of construction, title insurance is down-dated, and proceeds are appropriately applied. Our credit administrators actively monitor collateral sensitive loans; track and update borrowers’ insurance, financial statements, and other credit data; and generally keep loan files in good order. And our Chief Credit and Risk Officer, the head of Credit Administration and our Audit and Compliance staffs oversee our outside, independent loan review, the application of the Bank’s loan rating system to individual commercial credits, and our Management Watch List loans.

First Oak Brook Bancshares, Inc.

Our high credit quality speaks for itself. For 2003, net charge-offs to average loans fell to .07%, compared to 1.54% for 2002. Nonperforming loans stood at a meager $542,000 compared to $1.44 million in 2002. Nonperforming loans and potential problem credits (performing loans and commitments included on the Management Watch List) declined to $9.4 million in 2003 from $31.8 million at the end of 2002.

As described in our 2002 Annual Report, we suffered a setback when, in May 2002, we discovered Oak Brook Bank had been the target of apparent borrower loan fraud involving a large construction loan for a luxury condominium project in Chicago. We investigated and determined this was an isolated event, reported our suspicions to the authorities who have criminally indicted a number of individuals, filed several lawsuits seeking recovery, and wrote down this loan to our estimate of its net realizable value. In November 2002, we took title to the property. It is now held as Other Real Estate Owned (OREO). We are pleased to report that we completed the project within budget in early 2004 and, as of March 15, 2004, have sold 12 of the 24 units and 28 of the 53 deeded parking spaces. Of these, 5 units and 18 parking spaces are closed and occupied, and 7 units and 10 parking spaces are under contract. Sales activity and buyer and broker interest in the property have been strong since the models first opened in October 2003. Our initial expectation was to sell out the project within three years, by November 2005, and we believe we will be likely to do so within this time frame.

Since our founding twenty years ago, we can recall just six commercial or commercial real estate loan losses of any size. (Of course, our memories are not infallible). Of these, two (and arguably elements of a third) involved apparent fraud; and fraud is difficult to prevent. But, short of catching those willing to lie, cheat, steal and risk prison, we think our credit administration, portfolio monitoring, and early problem loan identification practices are strong and represent one of the best ways to minimize future loan problems. If we don’t have to be chasing bad loans, we can be out making new good ones. In short, we remain sticklers for high credit quality.

Commercial & Institutional Banking
and Treasury Management

Treasury management remains the core of Oak Brook Bank’s leading-edge product offerings. In 2003, we provided customized solutions to customers across a broad array of industries.

Oak Brook Bank has been in the cash management business for over thirty years, basically from its inception. We landed our first customer when the treasurer of Bunker-Ramo Corp, an Oak Brook company, asked our lone salesman for a lockbox, and he thought the treasurer wanted a safe-deposit box. We’ve come a long way since then. Today eighteen Commercial and Institutional bankers supported by seven treasury managers deliver a range of sophisticated products—from advanced wholesale and retail automated lockbox with image & data capture, and CD/ROM archiving, to the electronic banking convenience of having virtually all our treasury management services accessible on one secure Web site. Indeed, we’re justifiably proud of the fact that in 1996 we were one of the first four banks in the United States to adopt the Internet as our primary treasury management delivery channel.

In 2003, treasury management accounted for $5.6 million, or 30%, of our cash fees, down from $6.16 million in 2002. The decline was attributable primarily to the uncontrollable loss of one significant account, when the State of Illinois outsourced and privatized the complex function from which our banking relationship was derived. Excluding the loss of this account, cash fees were down 2% compared to 2002 and total servicing

First Oak Brook Bancshares, Inc.

First Oak Brook Bancshares, Inc.

revenues (which includes the fee equivalent value of deposits left by customers to compensate us for treasury management services) were down 4% from 2002. In short, although we had a good year bringing in new treasury management business, we lost more existing business than we would have liked.

We recognize that satisfied current customers are our best source of additional business and referrals and that it is much easier and less expensive to retain an existing customer than to get a new one. Therefore, to complement our strong sales and service initiatives, one of our primary goals for 2004 is to dedicate ourselves to 100% retention of our profitable clients. Among the means we intend to use to achieve this goal, we’d like to highlight four:

First, we intend to provide unparalleled attention to each profitable customer’s expectations and needs. And we have a very good idea of what commercial customers want: (1) a strong relationship headed by a pro-active account officer; (2) personal attention from professionals, leading to customized solutions; (3) quick, understandable answers and dependable, consistent follow-up; and (4) competitive and understandable prices. We believe our officers, with these reasonable expectations clearly in mind, can deliver the kind of exceptional service that cements a banking relationship for years to come.

Second, we are in the process of building relationship management teams around product expertise and proximity. With seventeen offices covering a widening geographic footprint and with an expanding array of products and services, we believe it will be helpful to our retention, cross-selling, and sales efforts and to improving esprit d’corps, to create teams of bankers with varied skill sets. Initially, we expect to establish six teams, consisting of retail bankers, commercial and industrial and commercial real estate lenders, commercial bankers and treasury managers, wealth and investment managers, merchant credit card representatives, and residential mortgage originators, organized largely along geographic lines. Teams will have group goals and rewards—in addition to individual incentives. And, when the teams achieve their goals, our operations and sales support staff will share in a bank-wide award.

Third, we are realigning individual incentives. The retention of existing profitable customers will be a clear prerequisite to earning incentives for new business generation.

Fourth, we are providing more pricing flexibility to meet competitive pressures. While we believe our superior products and delivery systems justify a premium price, we don’t expect to be undersold.

We have every reason to believe our initiatives will be successful. Our “pipeline” going into 2004 looks solid. And the platform is already in place to build on. According to research conducted by Treasury Alliance, an independent research firm, in its 2003 Middle Market Survey, Oak Brook Bank’s Treasury Management services outperformed the benchmarks in all significant categories, especially product quality, customer service, and relationship management.

The next challenge: exceeding
our already great expectations

To look back on twenty years of achievement and last year’s record results is all well and good. But more important is that we look to the future with clarity, good judgment and a sense of purpose.

To this end, we devote Wednesday afternoons from October through December of each year to business planning. Our senior managers convene to present their departments’ plans for the coming year. Typically, these

First Oak Brook Bancshares, Inc.

presentations include past and current financial results, next year’s operating and capital budgets, proposed projects and technology upgrades, new product and marketing plans, and human resource, training and staffing issues. Our goal is to establish shorter-term tactics and coordinate initiatives, so we’re all heading in the same general direction. Fine-tuned over many years, our fall business planning sessions are an object lesson in “group intelligence.”

We follow our fall business planning efforts with a strategic planning meeting at the beginning of each new year. Here, a steering committee composed of our senior executives, with our business plans firmly in mind, spend the better part of three days considering our longer-term outlook, sharpening our focus, and shaping our vision of the next five years.

We’d like to share with you the five-year goals we’ve set for ourselves in January 2004, which aim to enhance value for our shareholders, our communities, our customers and our employees:

1.	Financial Goal. To reach a minimum 11% compound annual growth rate in earnings over the next five years. A lofty goal—above our own 2004 budget and above analysts’ consensus earnings estimates for 2004—we think, on a five year basis, it is a real possibility. Looking back we have done at least this well, and looking forward it is achievable if we put our shoulders to the wheel. While we will still look at other performance measures, like ROE, ROA, and efficiency ratios, we concluded profit growth reigns supreme. In the end, continuing stock price appreciation is largely dependent on our consistent, predictable growth in profitability.

2.	Community Goal. To become one of the top three commercial banks in our primary west suburban Chicago market and in each community we serve within our primary market. As a convenient proxy for our footprint, we have defined our primary market as DuPage County. As the chart below indicates, as of June 30, 2003, the latest date available, Oak Brook Bank ranked 7th in deposit size, trailing the 3rd largest institution by only a little more than $300 million. Our focus will be on banking the largest employers and their employees within each community we serve and encouraging our local officers and staffs to

Deposit Market Share — DuPage County*

		#	($M)%
Rank	Institution	Offices	Deposits	Market Share
1	Bank One Corp.	40	$2,745	13.26%
2	Harris Banks	20	2,430	11.74%
3	Mid America Bank FSB	11	1,328	6.42%
4	Charter One Financial	20	1,270	6.13%
5	Fifth Third Bancorp Inc.	14	1,245	6.02%
6	West Suburban Bancorp Inc.	26	1,242	6.00%
7	First Oak Brook Bancshares	10	1,017	4.91%
8	LaSalle Bank Corporation	17	937	4.53%
9	Citibank Federal Savings Bank	8	692	3.34%
10	U.S. Bancorp	10	637	3.08%
	Total for 75 institutions in market		$20,697

*	As of June 30, 2003

First Oak Brook Bancshares, Inc.

be active participants in the civic and charitable life of each community.

3.	Customer Goal. To rededicate ourselves to client retention by providing unparalleled attention to each profitable customer’s expectations and needs. We’ve already elaborated on this goal on page 17.

4.	Organizational Goal. To continue to strengthen our leadership and develop our staff by hiring the most talented people available; establishing clear procedures and policies, expectations and goals; offering outstanding training; monitoring performance and providing appropriate feedback, rewards, recognition, and motivation. To achieve our first three goals, we recognize we must continue to offer a positive and hospitable workplace where our employees will want to perform at an exceptional level. We are focused on a number of ways to improve this environment. Among them: promoting exceptional treatment of our customers; stimulating teamwork and cooperation; improving communication, prioritization of workloads and decision-making; and enhancing leadership.

5.	Ethical Goals. To continue to be honest, open, accessible and consistent with our investors, customers and co-workers. Good corporate governance remains a critical business issue. For us, it has always been so. Today, we maintain a Board where six of our nine directors qualify as “independent.” We have established an independent Audit Committee and named two of its members as “financial experts” and set up an Independent Directors Committee to oversee our nomination, compensation, and governance processes. Both our Audit and Independent Directors Committees have published Charters. Our Directors have enacted both a Code of Ethics and “Whistleblower” policies to supplement our existing ethical framework. The Code of Ethics and “Whistleblower” policies establish an Ethics Officer, an ethics “hotline” to call, and open direct lines of communication with the Audit Committee in the event an employee suspects or detects possible violations. Our Code of Ethics policy can be found on our public website at www.firstoakbrook.com. We highly value our reputation and believe it is good for our business to be good.

Continuing on our path together

The history of our first 20 years has been written, and we are justly proud. The history of our next 20 years is yet to be written, and we view them with confidence. With your on-going support and loyalty, we believe we have the resources, the talent, the strength and the will to make our ambitious goals a reality.

Eugene P. Heytow	Frank M. Paris	Richard M. Rieser, Jr.,
Chairman	Vice Chairman	President

March 15, 2004

First Oak Brook Bancshares, Inc.

10 Year Earnings Summary and Selected Consolidated Financial Data

	2003		2002		2001
	(Dollars in thousands except share data)
Statement of Income Data
Net interest income	$51,231		$47,448		$38,916
Provision for loan losses	1,600		14,650		1,550
Net interest income after provision for loan losses	49,631		32,798		37,366
Other income	18,435		17,450		14,442
Other expenses	41,503		35,741		31,928
Income before income taxes	26,563		14,507		19,880
Income tax expense	8,128		4,006		6,232
Net income	18,435		10,501		13,648

Common Stock Data(2)
Basic earnings per share	$1.92		$1.10		$1.44
Diluted earnings per share	1.87		1.08		1.41
Cash dividends paid per share (3)	.449		.35		.30
Book value per share	12.12		11.44		10.29
Closing price of Common Stock per share (3)
High	32.00		22.97		17.00
Low	18.95		16.03		11.63
Year-end	30.01		20.95		16.10
Dividends paid per share to closing price	1.5%		1.7%		1.9%
Closing price to diluted earnings per share	16.05	x	19.5	x	11.4	x
Period end shares outstanding	9,680,711		9,501,196		9,465,947
Volume of shares traded	2,276,351		3,318,996		2,318,964
Market capitalization	$290,518		$199,050		$152,402

Year-End Balance Sheet Data
Total assets	$1,847,815		$1,597,496		$1,386,551
Loans, net of unearned discount	915,678		912,081		916,645
Allowance for loan losses	8,369		7,351		6,982
Investment securities	783,471		507,485		327,389
Demand deposits	250,101		247,806		211,939
Total deposits	1,458,502		1,264,731		1,077,966
Federal Home Loan Bank borrowings	161,500		102,000		86,000
Trust Preferred Capital Securities	23,000		18,000		6,000
Shareholders’ equity	120,892		111,942		99,552

Financial Ratios
Return on average assets	1.11%		.71%		1.04%
Return on average equity	15.79		10.03		14.47
Net interest margin	3.36		3.44		3.26
Net interest spread	2.97		2.89		2.38
Dividend payout ratio	25.75		32.98		21.29

Consolidated Capital Ratios
Average equity to average total assets	7.05%		7.06%		7.22%
Tier 1 capital ratio	12.52		11.06		10.03
Total capital ratio	13.26		11.73		10.72
Capital leverage ratio	8.11		7.74		7.42

Asset Quality Ratios
Nonperforming loans to total loans outstanding	.06%		.16%		.19%
Nonperforming assets to total assets	.91		.60		.14
Nonperforming assets to total capital	13.88		8.58		1.89
Allowance for loan losses to total loans outstanding	.91		.81		.76
Net charge-offs to average loans	.07		1.54		.03
Allowance for loan losses to nonperforming loans	15.44	x	5.09	x	4.03	x

(1)	Included in other income in 1997 was the $9,251,000 gain on the sale of our credit card portfolio, which after tax resulted in a $5.1 million increase in net income.

(2)	Common Stock data has been restated to give effect to the following stock dividends: 50% effective August 11, 2003, 100% effective September 3, 1998, 50% effective September 8, 1994.

First Oak Brook Bancshares, Inc.

At and for the year ended December 31,
2000		1999		1998		1997		1996		1995		1994
$33,205		$32,337		$28,410		$27,432		$26,834		$25,476		$24,296
900		840		630		1,550		1,510		1,050		1,200
32,305		31,497		27,780		25,882		25,324		24,426		23,096
10,482		8,966		7,991		15,541	(1)	4,647		4,186		4,098
27,117		25,640		22,423		20,708		20,435		19,924		19,173
15,670		14,823		13,348		20,715		9,536		8,688		8,021
4,621		4,277		3,907		6,962		2,429		1,996		1,827
11,049		10,546		9,441		13,753	(1)	7,107		6,692		6,194

$1.15		$1.07		$.95		$1.39		$.71		$.67		$.61
1.13		1.05		.93		1.35		.69		.65		.61
.29		.27		.23		.18		.127		.105		.092
9.09		8.03		7.64		6.92		5.75		5.49		4.18
12.25		14.00		17.00		16.79		8.50		7.17		6.83
9.00		11.00		11.83		7.59		6.83		5.50		4.83
11.75		12.33		12.33		16.00		7.75		6.88		5.75
2.4%		2.2%		1.9%		1.1%		1.6%		1.5%		1.6%
10.4	x	11.8	x	13.3	x	11.8	x	11.3	x	10.5	x	9.5	x
9,518,618		9,796,971		9,874,260		10,029,840		10,119,279		10,088,526		10,087,626
3,769,329		2,484,674		2,862,891		5,171,157		1,699,563		3,016,572		3,201,723
$111,844		$120,797		$121,750		$160,477		$78,424		$69,409		$58,004

$1,249,272		$1,146,356		$1,009,275		$816,144		$768,655		$678,102		$634,705
825,020		719,969		631,987		447,332		420,164		362,728		309,681
5,682		4,828		4,445		4,329		4,109		3,932		3,859
319,985		348,607		297,674		302,098		265,954		256,192		263,943
221,552		196,243		187,209		153,806		147,497		128,236		109,237
978,226		894,072		777,802		627,763		648,303		555,086		513,623
81,000		63,000		57,500		42,500		—		3,500		6,000
6,000		—		—		—		—		—		—
87,606		79,999		77,061		71,661		59,553		53,762		42,909

.90%		.99%		1.02%		1.76%		.97%		1.03%		1.01%
13.58		13.30		12.74		21.72		12.77		14.00		14.54
2.99		3.35		3.43		3.97		4.20		4.54		4.61
1.95		2.35		2.34		2.86		3.23		3.57		3.87
25.45		24.62		24.17		12.43		18.63		14.63		14.13

6.63%		7.41%		8.00%		8.11%		7.59%		7.39%		6.95%
9.75		10.05		10.20		13.70		12.66		13.33		13.37
10.35		10.65		10.80		14.55		13.54		14.32		14.46
7.47		7.12		7.61		8.57		7.69		7.94		7.50

.05%		.05%		.04%		.09%		.49%		.03%		.21%
.05		.03		.03		.09		.49		.03		.21
.67		.50		.44		.53		3.49		.19		1.49
.69		.67		.70		.97		.98		1.08		1.25
.01		.07		.10		.32		.34		.30		.20
12.94	x	12.98	x	16.34	x	11.45	x	1.98	x	37.81	x	6.05	x

(3)	On May 4, 1999, the shareholders approved the reclassification of the Common Stock into Class A Common Stock on a one for one basis. As a result, the Class A Common Stock is now the only class of outstanding Common Stock and has been renamed “Common” Stock. Historical dividend and price information shown is that of the former Class A Common Stock.

First Oak Brook Bancshares, Inc.

Consolidated Balance Sheets

	December 31,
	2003	2002
	(Dollars in thousands)
Assets
Cash and due from banks	$46,308	$61,505
Fed funds sold and interest-bearing deposits with banks	20,008	55,005
Investment securities:
Securities held-to-maturity, at amortized cost (fair value of $13,742 and $10,685 in 2003 and 2002, respectively)	13,426	10,027
Securities available-for-sale, at fair value	770,045	497,458

Total investment securities	783,471	507,485
Loans, net of unearned discount	915,678	912,081
Less-allowance for loan losses	(8,369)	(7,351)

Net loans	907,309	904,730
Other real estate owned	16,130	7,944
Premises and equipment, net	33,461	26,530
Bank owned life insurance	21,011	15,184
Other assets	20,117	19,113

Total Assets	$1,847,815	$1,597,496

Liabilities and Shareholders’ Equity
Noninterest-bearing demand deposits	$250,101	$247,806
Interest-bearing deposits:
Savings deposits and NOW accounts	275,075	168,288
Money market accounts	123,222	149,671
Time deposits:
Under $100,000	357,775	331,694
$100,000 and over	452,329	367,272

Total interest-bearing deposits	1,208,401	1,016,925

Total deposits	1,458,502	1,264,731
Fed funds purchased, securities sold under agreements to repurchase and other short-term debt	54,487	71,602
Treasury, tax and loan demand notes	15,423	13,035
Federal Home Loan Bank borrowings	161,500	102,000
Trust Preferred Capital Securities	23,000	18,000
Other liabilities	14,011	16,186

Total Liabilities	$1,726,923	$1,485,554

Shareholders’ Equity:
Preferred stock, no par value, authorized — 100,000 shares, issued — none	—	—
Common stock, $2 par value, authorized — 16,000,000 shares in 2003 and 2002, issued — 10,924,868 shares in 2003 and 2002, outstanding — 9,680,711 shares in 2003 and 9,501,196 shares in 2002	21,850	21,850
Surplus	5,765	4,586
Accumulated other comprehensive income, net of tax	1,463	8,523
Retained earnings	102,062	88,374
Less cost of shares in treasury, 1,244,157 common shares in 2003 and 1,423,672 common shares in 2002	(10,248)	(11,391)

Total Shareholders’ Equity	120,892	111,942

Total Liabilities and Shareholders’ Equity	$1,847,815	$1,597,496

First Oak Brook Bancshares, Inc.

Consolidated Statements of Income

	Years Ended December 31,
	2003	2002	2001
	(Dollars in thousands except share data)
Interest income:
Interest and fees on loans	$50,852	$58,907	$65,202
Interest on securities:
U.S. Treasury and U.S. Government agencies	23,465	18,767	14,988
Obligations of states and political subdivisions	2,036	2,053	2,958
Other securities	3,082	1,839	1,332
Interest on Fed funds sold and interest-bearing deposits with banks	500	1,001	1,878

Total interest income	79,935	82,567	86,358
Interest expense:
Interest on savings deposits and NOW accounts	2,163	1,710	2,751
Interest on money market accounts	1,534	3,062	4,157
Interest on time deposits	17,899	22,380	30,558
Interest on Fed funds purchased, securities sold under agreements to repurchase and other short-term debt	797	1,411	3,491
Interest on treasury, tax and loan demand notes	32	185	637
Interest on Federal Home Loan Bank borrowings	5,051	5,390	5,206
Interest on Trust Preferred Capital Securities	1,228	981	642

Total interest expense	28,704	35,119	47,442

Net interest income	51,231	47,448	38,916
Provision for loan losses	1,600	14,650	1,550

Net interest income after provision for loan losses	49,631	32,798	37,366

Other income:
Service charges on deposit accounts	6,860	7,376	6,032
Investment management and trust fees	2,140	1,701	1,429
Merchant credit card processing fees	4,849	4,813	3,777
Gain on mortgages sold, net of commissions	1,004	814	643
Income from bank owned life insurance	829	184	—
Income from sale of covered call options	1,167	395	—
Income from revenue sharing agreement	—	450	900
Other operating income	1,369	1,403	1,402
Investment securities gains, net	217	314	259

Total other income	18,435	17,450	14,442

Other expenses:
Salaries and employee benefits	23,346	19,610	18,810
Occupancy expense	2,893	2,188	2,035
Equipment expense	1,979	1,870	1,991
Data processing	1,828	1,727	1,488
Professional fees	1,309	1,766	766
Postage, stationery and supplies	1,132	1,116	963
Advertising and business development	1,778	1,641	1,390
Merchant credit card interchange expense	3,799	3,717	2,993
Provision for other real estate owned	1,415	—	—
Other operating expenses	2,024	2,106	1,492

Total other expenses	41,503	35,741	31,928

Income before income taxes	26,563	14,507	19,880
Income tax expense	8,128	4,006	6,232

Net income	$18,435	$10,501	$13,648

Basic earnings per share	$1.92	$1.10	$1.44

Diluted earnings per share	$1.87	$1.08	$1.41

First Oak Brook Bancshares, Inc.

Directors and Officers

Corporate Executive Officer Directors*

Eugene P. Heytow, Chairman of the Board and Chief Executive Officer 1

Richard M. Rieser, Jr., President 1

Frank M. Paris, Vice Chairman 1

Senior Corporate Officers

Rosemarie Bouman, Vice President and Chief Financial Officer

George C. Clam, Vice President and Chief Banking Officer

Brian C. England, Vice President and Chief Marketing Officer

Independent Directors*

John W. Ballantine, Private Investor, formerly Executive Vice President and Chief Risk Management Officer, First Chicago NBD
Corporation 2, 3

Miriam Lutwak Fitzgerald, M.D. 3

Stuart I. Greenbaum, Dean of Olin School of Business, Washington University 2, 3

Charles J. Gries, Partner, Charles J. Gries & Company LLP (Certified Public Accountants) 1, 2, 3

Michael L. Stein, Executive Vice President and Director, Brownson, Rehmus, & Foxworth, Inc. (Financial counseling) 1, 3

Geoffrey R. Stone, Harry Kalven Distinguished Professor of Law, University of Chicago Law School, formerly Provost of the University of Chicago 2, 3

* These directors are also directors of Oak Brook Bank

1 Member of the FOBB Executive Committee

2 Member of the FOBB Audit Committee

3 Member of the FOBB Independent Directors Committee

First Oak Brook Bancshares, Inc.

Additional Oak Brook Bank Directors

George C. Clam, Vice Chairman, Oak Brook Bank

Anthony DeSantis, Managing Partner, Drury Lane Theater & Complex

Gary M. Fazzio, Executive Vice President, CB Richard Ellis, Inc. (Real estate brokerage services)

Thomas J. Hartigan, Vice President, Hartway Management, Inc. (Management and operation of multiple car dealerships)

Andrew Heytow, Vice President, Amalgamated Bank

Bruce Wechsler, President, Wexenthaller Realty Management, Inc.; President, The Chicagoland Apartment Association

Oak Brook Bank Senior Management

Richard M. Rieser, Jr., Chairman, President, and Chief Executive Officer

George C. Clam, Vice Chairman and Chief Credit and Risk Officer

Rosemarie Bouman, Senior Executive Vice President and Chief Financial Officer

Brian C. England, Senior Executive Vice President and Chief Marketing Officer

John M. Bonino, Executive Vice President, Commercial Real Estate Lending

Darin P. Campbell, Executive Vice President, Consumer Lending

Glenn R. Krietsch, Executive Vice President, Commercial Lending

James McGrath, Executive Vice President, Commercial and Institutional Banking

Susan G. Peterson, Executive Vice President, Retail Banking

Thomas S. Sawyer, Executive Vice President, Investment Management and Trust

First Oak Brook Bancshares, Inc.

Shareholder Information

Stock Listing

The Company’s Common Stock trades on The Nasdaq Stock Market® under the ticker symbol FOBB. As of February 5, 2004, there were 398 holders of record and approximately 1,773 beneficial shareholders.

Transfer Agent and Registrar

For answers to questions about stock transfers, changes of address, dividend payments, or lost certificates, call our transfer agent, Oak Brook Bank, at (630) 571- 1050 x 255.

Market Makers

The following firms make a market in the Company’s Common Stock. Those marked with an asterisk* are also providing research coverage.

Archipelago Exchange	312-960-1318
Cincinnati Stock Exchange	800-843-3924
FTN Financial Securities Corp *.	615-734-6050
Goldman Sachs & Co	212-902-1000
Huntleigh Securities Corp.	800-727-5405
Howe Barnes Investments, Inc. *	312-655-3000
Keefe, Bruyette & Woods, Inc.*	212-887-7777
Knight Securities LP	800-544-7508
McConnell Budd & Romano	973-538-7800
Merrill Lynch, Pierce, Fenner	800-637-7455
Morgan Stanley & Co., Inc.	212-761-4000
RBC Dain Rauscher Inc.	312-559-3000
Sandler, O’Neill & Partners, L.P. *	800-635-6851
Schwab Capital Markets	201-963-9100
Stifel, Nicolaus & Co., Inc.*	314-342-2000
Susquehanna Capital Group	610-617-2600
Trident Securities, Inc.	800-340-6321

Stock Data(1)

	First	Second	Third	Fourth	Full
(per share)	Quarter	Quarter	Quarter	Quarter	Year
2003
Diluted net earnings	$.46	$.47	$.47	$.47	$1.87
Dividends paid	.095	.107	.107	.14	.449
High(2)	20.88	21.99	27.00	32.00	32.00
Low(2)	18.95	19.84	22.55	26.00	18.95
Close	20.26	21.99	24.78	30.01	30.01
2002
Diluted net earnings (loss)	$.41	$(.25)	$.42	$.49	$1.08
Dividends paid	.08	.08	.095	.095	.35
High(2)	20.90	22.97	21.50	22.29	22.97
Low(2)	16.03	20.06	18.18	19.67	16.03
Close	20.77	21.05	19.82	20.95	20.95

(1)	Common Stock has been restated to give effect to the three-for-two stock split effective in August 2003.

(2)	The prices shown represent the high and low closing sales prices for the quarter.

First Oak Brook Bancshares, Inc.

Corporate Information

Corporate Office
1400 Sixteenth Street
Oak Brook, Illinois
60523 (630) 571-1050
www.firstoakbrook.com
email — rbouman@obb.com

Annual Meeting of Shareholders

The Annual Meeting of Shareholders will be held at 10 a.m. on Tuesday, May 4, 2004, in the Conference Center of our Corporate Office at 1400 Sixteenth Street, Oak Brook, Illinois 60523.

Financial Information

The Company’s 2003 From 10-K Annual Report and quarterly financial releases, as well as other Company information, can be accessed through out website on the Internet at www.firstoakbrook.com.

This Summary Annual Report and our 2003 Form 10-K Annual Report accompany the Proxy Statement delivered to our shareholders for the Annual Meeting. Any individual requesting a printed copy of the Company’s 2003 Form 10-K Annual Report filed with the Securities and Exchange Commission may obtain it without charge by writing to Rosemarie Bouman, Vice President and Chief Financial Officer, at the Corporate Office.

Company information on the Internet

www.firstoakbrook.com	click on Investor Information,
click on SEC filings

www.nasdaq.com	type FOBB,
click on InfoQuotes,
click on Company Filings

Products and Services

To receive information on our products and services, call us at 1-800-536-3000 or visit Oak Brook Bank’s Internet site at www.obb.com.

First Oak Brook Bancshares, Inc.

Independent Auditors’ Report

The Board of Directors of First Oak Brook Bancshares, Inc.:

We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheets of First Oak Brook Bancshares, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 (not presented herein); and in our report dated February 18, 2004, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

Chicago, Illinois
February 18, 2004